Final Transcript

Conference Call Transcript KIRK — Q1 2008 Kirkland’s, Inc. Earnings Conference Call Event Date/Time: May. 30. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

Tripp Sullivan

Kirkland’s, Inc. — Corporate Communications

Robert Alderson

Kirkland’s, Inc. — President and CEO

Mike Madden

Kirkland’s, Inc. — SVP and CFO

CONFERENCE CALL PARTICIPANTS

David Mackie

Suntrust Robinson Humphrey — Analyst

Neely Tamminga

Piper Jaffray — Analyst

Brad Leonard

BML Capital Management — Analyst

Ronnie Scott

JRS Investments — Analyst

Ellen White

Brice Goebbler — Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Kirkland’s, Inc. conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead, Sir.

Tripp Sullivan - Kirkland’s, Inc. — Corporate Communications

Good morning and welcome to this Kirkland’s, Inc. conference call to review the Company’s results for the first quarter of fiscal 2008. On the call this morning are Robert Alderson, President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice and the accessibility in this conference call on a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by Company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on May 1, 2008.

With that said I’ll turn the call over to you, Robert.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thanks, Tripp, and good morning, everyone. We appreciate you joining us.

For the first time in quite a while I am pleased to report an improvement in our sales trends and earnings performance. Our positive comp sales performance in the first quarter broke a streak of 15 consecutive quarters of negative comp sales. Importantly this sales advance featured higher merchandise margins and the benefit of operating expense reductions taken late last year. The combination of these improved operating results and the execution of potential initiatives we announced last fall led to much improved cash flow during the quarter and a strengthened liquidity position.

Mike will now walk you through the first quarter financial statements and the progress on our financial initiatives. Mike?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

Thank you, Robert. Good morning. I will start with the review of the financial statements.

For the first quarter ended May 3rd, 2008, we reported a net loss of $2.6 million or $0.13 per share as compared to a net loss of $7.5 million or $0.38 per share in the prior year quarter.

On a pre-tax basis, the loss for the quarter was $2.6 million compared to a loss of $12.5 million for the prior year quarter. Net sales for the quarter increased to $84.1 million from $82.3 million for the prior year quarter. Comparable store sales increased 4.3% for the quarter. Comp sales increased 9.3% in our mall stores and 2% in our off-mall stores. Our remaining mall store group faced easier comp comparisons in the first quarter.

The overall comp sales increase was driven by higher transaction counts, partially offset by a slight decline in the average ticket. Transactions were up 6%, reflecting flat traffic trends and higher customer conversion rates. The average ticket decreased approximately 1.5%, reflecting a decrease in the average retail selling price partially offset by an increase in items per transaction.

From a merchandising standpoint, our strongest categories were art, lamps and furniture, each performing with a strong sell-through and improved margin.

In real estate we opened two stores during the quarter and enclosed 12 stores. At the end of the quarter, we operated 325 stores, 214 off-mall stores and 111 mall stores, representing a 66% off-mall, 34% mall venue distribution. Total square footage under lease decreased 1.3% versus the prior year quarter while total store units declined by 6%.

Gross profit margin for the quarter increased to 32% of sales from 27% in the prior year quarter. The components of reported gross profit margin were as follows. Merchandise margin increased 170 basis points as a percentage of sales as a result of strong, early sell-through of new merchandise resulting in fewer markdowns.

Additionally, promotion activity was down significantly to resulting in less pressure on merchandise margins. The use of coupons was very limited during the quarter as compared to the heavy use of coupons in a variety of formats during the prior year quarter.

Store occupancy cost decreased 310 basis points as a percentage of sales, primarily the result of leverage from the sales increase. The closing of underperforming stores as well as several favorable lease renewals also contributed to the improvement in the ratio. Central distribution cost decreased 10 basis points as a percentage of sales as a result of leverage due to the sales increase.

Freight cost decreased 10 basis points as a percentage of sales, reflecting the shift to lower cost direct-to-store delivery methods from our distribution center to our stores as well as a sales increase. We anticipate continued benefit from this shift in the second quarter of 2008. However, higher freight cost associated with rising diesel fuel prices are partially offsetting this benefit. The impact of rising fuel cost is likely to provide additional pressure on freight cost as the year progresses.

Operating expenses for the quarter were $24.7 million or 29.4% of sales as compared to $29.6 million or 36% of sales in the prior year quarter. Within this line item, store level operating expenses decreased 470 basis points as a percentage of sales for the quarter. Just over half the decrease at the store level or $2.4 million was the result of reduction in marketing expenses.

In the prior year quarter, we ran several newspaper inserts and also spent additional advertising dollars to promote our theme to merchandise offerings. The inserts and theme promotion material were eliminated this quarter and our advertising spend was devoted to in-store collateral, signage and e-mail communication. Payroll expenses also declined as a percentage of sales as a result of sales leverage and tight control.

At the corporate level, our expense ratio decreased 190 basis points as compared to the prior year quarter. A decrease in payroll costs and related benefits as a result of personnel reductions taken during late 2007 combined with the sales leverage led to the favorable comparison. Depreciation and amortization decreased 50 basis points as a percentage of sales, reflecting the increase in sales, a reduction in capital expenditures and the closure of underperforming stores.

During the quarter we recorded charges of $352,000 related to the impairment of fixed assets associated with underperforming store locations. During the first quarter of last year, we recorded $273,000 of impairment charges.

Net interest income was lower than the prior year quarter, reflecting a lower starting cash balance in the current year. Other income increased to $272,000 in this quarter from $58,000 in the prior year quarter. The current year results include the sale of our corporate airplane which resulted in a gain of $213,000.

As a result of the valuation allowance on our deferred tax assets and our cumulative losses in recent annual periods, there was no income tax benefit recorded for the quarter. In the prior year quarter we recorded an income tax benefit of $5 million or 40% of pre-tax loss.

Turning to the balance sheet, inventories at May 3, 2008 were $41.6 million or $128,000 per store as compared to $49.2 million or $142,000 per store at May 5, 2007. This level of inventory was consistent with our plan for the end of the quarter. We planned in the second quarter with inventory levels in the range of $44 million to $45 million or about 6% below the prior year.

As of the end of the first quarter, inventories were current with 94% of on hand inventory less than six months old. At the end of the quarter we had $5.7 million in cash and no borrowings outstanding under our revolving credit line. We ended the first quarter last year with minimal cash on hand and borrowings outstanding of $1.4 million. As of the end of the quarter, total availability under our credit line was approximately $26 million. Accounts payable levels declined slightly versus the prior year as a result of the lower inventory levels and the timing and amount of inventory flow.

For the quarter, capital expenditures were $1.2 million, most of which related to the construction of two new stores during the quarter. This amount reflects gross capital expenditures before landlord allowances. We expect capital expenditures to range between $3 and $4 million for fiscal 2008. Net of landlord allowances, our capital expenditures are expected to total $2 million to $3 million for the year.

As we’ve discussed previously, we are not providing quarterly or annual earnings and comp guidance at this time. Economic conditions are still uncertain with several prominent factors, such as rising fuel prices, affecting consumers. Furthermore while we are encouraged by a better-than-expected start to 2008, we are many mindful that the first quarter comparisons were soft. We know that it’ll take much more than one solid quarter to achieve our goal of returning to profitability and building upon that foundation.

Before turning it back to Robert, I will provide a brief update on some of the cash flow initiatives we put into place late last year. As it relates to the store activity, we opened two new stores in the first quarter and have commitments for two more stores for the balance of the year. Depending on the progress of the business and the available real estate opportunity, we may pursue an additional deal or two if they provide lower risk and clearly evident cash flow benefits.

These additional deals represent relocations of existing productive properties that are at the end of leases. We believe that this period of refocusing on our core store base is healthy. If positive trends continue we will remain cautious but continue to add or replace highly profitable stores in proven markets.

Our store closing strategy remains the same. We are aggressively pursuing closures of unproductive stores and continue to make progress. During the first quarters, we closed 12 stores. We continue to evaluate each of our upcoming exit opportunities closely, with cash flow and profitability being the key metrics in our decision making. The recent improvement in our operating results impacts this analysis and each store has its own circumstances. It is truly a case-by-case analysis.

But the current expectations for additional closings in fiscal 2008 is around 25 stores, heavily weighted toward the end of the year. This would amount to total closings for the fiscal year in the range of 35 to 40 stores.

We also placed two non-essential assets up for sale, our former corporate headquarters building and our corporate airplane. The sale of the airplane closed during the first quarter of 2008. The sale resulted in net cash proceeds of approximately $816,000. The building is now vacant and we have moved our Jackson personnel to offices in our distribution center. The building is currently under option for sale and we are increasingly confident that we will complete the sale in 2008.

We received $1.9 million of our expected $2.8 million tax refund during the first quarter. The remaining $900,000 is expected to be received during the second quarter.

The first quarter results have provided a substantial boost to our cash flow and our balance sheet position. As a result as of today, we are still not in a borrowing position, and we expect limited borrowings under our credit facility until the peak inventory periods in the late third and early fourth quarter. Even during that peak time frame, we expect borrowing levels to be significantly below the peak level of $21 million in the prior year.

I’ll turn it back over to Robert for an update on our business.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thanks, Mike. Although we are still early in the year, it is really gratifying to talk with you about greatly improved financial performance in the first quarter. When we last reported to you on March 25 we were able to give you a glimpse of the turnaround in progress in merchandising and to update you on our progress on financial initiatives begun last year.

Financial moves were comprehensive and sometimes painful to execute but we have a highly motivated, loyal, and disciplined organization and it has embraced the challenge to position Kirkland’s for a return to success. We significantly cut expenses and we’ve delivered beyond plan as Mike reported. We are committed to maintain the same level of expense discipline throughout the year to maximize our results and to help counter the adverse effects of dramatically higher energy costs.

Beginning in the fall of last year we set the stage to dramatically reduce our 2008 store growth, which reduced our cash need for this year. New store openings so far have been outstanding but limited. This reduction has also had the salutary effect of allowing us the opportunity and luxury, if you will, to focus on improving our existing store base, store level training and (inaudible) improvement.

We successfully managed our inventory levels to plan which for the first half is approximately 10% below prior year levels on average, and as a result our stores are easier to manage and visual presentations are sharper. We have and will periodically adjust our inventory levels to the run rate of the business to maximize results.

With respect to inventory our objective is as much about the quality of the content and how we maximize our return on the investment as it is to managing to plan. We continue to pay great attention to opportunities to squeeze expenses out of inventory-related logistical operations as we further evaluate our options in a world featuring ever-higher transportation costs as a given, at least in the near and midterm.

We have taken action to dispose of unneeded corporate assets. As Mike said we sold our corporate aircraft utilized by our store operations group. Our move of some of our headquarters staff to Nashville has helped mitigate the loss of quick reaction and access that the aircraft afforded to our store operators. We have our former headquarters building in Jackson under option for sale and we will report to you as and when we can on how that plays out.

These actions combined with improved operating results have provided Kirkland’s with a much improved balance sheet as we added cash through operating results for the quarter. Liquidity remains the central focus for our 2008 plan. It is very important to note that our actions to improve cash accumulation are also accomplished against a backdrop of dramatically reduced cash need in 2008. We have no long-term debt and currently have no borrowings outstanding under our line of credit while having ample availability for the year. As Mike said we expect borrowings to the limited until the peak inventory buildup in the fall. Even then we expect borrowing levels to be much lower than the prior year.

So we had an encouraging first quarter. Our first quarter of positive comp sales following 15 negative quarters. So how are we doing so far in the second quarter?

Happily I can report that our trends from the first quarter have continued in both sales and margin improvement. The comparisons on the sales line will get a little tougher as we move later into the quarter and year. We are obviously pleased but we should all understand that it is a struggle that won’t get any easier with a severely stressed consumer.

We certainly weren’t in synch with our customer in 2007 and we had some inappropriately priced and conceived product. However, our team tried very hard to sell it and aggressively market it to our customers, albeit to the detriment of margin.

This year is different and, in spite of very difficult economic conditions, we are doing a good job in our merchandise selection and pricing and continue to offer a strong value statement within a continually fresh inventory offering. We expect improved financial results to continue throughout the year, but the level of discounting employed last year from mid-May to year-end 2007 suggests that our most reliable opportunity to improve annual earnings is improved product margin.

What is driving the improvement in year-to-date in merchandising? Our team is acutely focused on delivering consistent value in units and making the stores more interesting the (technical difficulty).

Also we spent about half of the first quarter working very hard on the components of our merchandise mix. And as a consequence we believe that we are cleaner than we have been in recent years and that the work done in the first six weeks of the first quarter will contribute positively to the suggested margin improvement in the back half.

So what about results over the balance of the year? We are taking it a day, a week and a quarter at a time so that we don’t lose focus on what is important and because it is impossible at this time to accurately predict the course of the economy and its effect on the consumer. We have seen some recent meager, better news in the housing market in the form of slightly increased construction activity and arguably less than [severe and] forecasted foreclosure activity.

If sustained that is good for Kirkland’s and especially for our suburban off-mall stores where the housing issues and commuting costs due to energy prices are the most impactful. Our pared-down mall group was a surprisingly strong contributor during the first quarter and promises to continue this trend throughout the year. Our opportunity to return to profitability remains on the sales and margin lines and I am reasonably confident from internal trends in the merchandise work we’ve done for Q2 through 4 that we will improve our financial results in each quarter versus the prior year period.

Our annual results and ability to return to profitability this year, as always, will depend heavily on the fourth quarter. We are proceeding conservatively with our seasonal merchandise spend, working with quantities and spreads that are risk [aversive], while seeking content which allows us to attract customers and compete aggressively for their business in what will surely be a very competitive retail environment.

We are encouraged by our early year-to-date results. Our team is excited to experience positive customer reaction to the product for the first time in a while. We are aware of the challenges and that the year is going to be a day-to-day struggle. We believe that as a value retailer and a fun place to shop, Kirkland’s is uniquely positioned in a stressed financial environment to improve profitability and to build liquidity over the course of the year.

We appreciate and are strengthened by our challenges. We hope to see you in our stores very soon. Thank you for your time and interest.

Operator, Mike and I are available for questions from our listeners.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). David [Mackie] with SunTrust Robinson Humphrey.

David Mackie - Suntrust Robinson Humphrey — Analyst

Thank you and congratulations, guys, on the quarter. Just a couple of questions. Could you talk a little bit about the — some of the regional differences that you are seeing as far as sales performance and has there been any trend line changes in the regions?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

David, this is Mike. It is somewhat similar. We, in the first quarter, saw really good performance out of Texas which is a state with a lot of stores. We have over 50 stores in Texas. So that was a big positive.

Beyond that, it’s pretty sporadic. I think what we’re seeing on the downside is more Florida and out into the Southwest like Arizona, Nevada region where we saw some negative comps out there. So not altogether different from what we have been saying but moderation, overall, in the other areas of the country.

David Mackie - Suntrust Robinson Humphrey — Analyst

I think you had mentioned last quarter that you had more off-mall stores on a relative basis in Florida and that may be a reason why there is a performance differential between mall and off-mall. Is that still the case in the first quarter?

Robert Alderson - Kirkland’s, Inc. — President and CEO

I think that is still the case, David. South Florida, particularly from Orlando down and particularly over on the Gulf Coast in the Naples area and then south of Miami, have been particularly difficult. I don’t think we are going to see a big change down there until we see improved — an improved economy and some return to a better housing market.

So I think that is probably with as for a while. But — and we do have a lot of new growth down there so that will be the case as you said.

David Mackie - Suntrust Robinson Humphrey — Analyst

But your off-mall stores in other parts of the country are performing better relative to the mall stores?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

Yes. In terms of volume and profitability, that’s still — we are much better results coming out of the off-mall stores.

David Mackie - Suntrust Robinson Humphrey — Analyst

And then just the last question, what are you seeing right now with regard to sourcing costs overseas?

Robert Alderson - Kirkland’s, Inc. — President and CEO

We are seeing, I think really for the first time, in sort of over the last — well, over the last part of the fourth quarter and then through the early part of the calendar year, we have seen more pressure on pricing in China. China still is the — that’s the place where you have to do the bulk of your work. It is not really possible to take a great deal — you can take some of it to other places, but it is not that much cheaper any — at least in our experience.

We think this is going to continue. There are a lot of things that contribute to it. Petroleum prices certainly are a part of that, but rebate expirations, regulatory changes in China, the currency valuation differential has certainly been something that has been probably the most troubling thing. Because it’s been a little bit difficult to price out because of uncertainty about the direction of the U.S. dollar.

So we’ve had a bit of strengthening lately and some indication that the government recognizes the dollar needs to stabilize and both the other way and if that happens, that will certainly be helpful to the pricing situation. However, the transportation side of it in terms of container costs, the cost to move it from the coast to distribution centers in the stores, is going to continue to be challenging. And the pressure on price at the source, I think, is going to continue to be with us for a while.

David Mackie - Suntrust Robinson Humphrey — Analyst

Thanks, Robert. Good luck here.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thank you, David. Appreciate it.

Operator

Neely Tamminga with Piper Jaffray.

Neely Tamminga - Piper Jaffray — Analyst

Good morning guys and congratulations on being the single largest performing stock in my portfolio year-to-date.

All right. So here’s the deal. Just — I know you don’t want to give specific guidance, but is it at all feasible to think that you could be making money this year?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

Well, yes, we don’t want to give specific guidance. I think what we can say though is we have done a lot of things on the expense side, we feel pretty good about the margin opportunity that we have, and beyond that, I think Robert said it well. I mean, we are taking it day-to-day, week-by-week, quarter-by-quarter and we will see where that gets us. I mean we got off to a pretty good start though.

Neely Tamminga - Piper Jaffray — Analyst

Well I guess in view of that, I mean, Robert, you indicated that the trends continue positive. Did you actually seen an acceleration, a deceleration or are they just kind of still status quo where we ended on the quarter? I’m just trying to get of bigger than a bread box more than an elephant (inaudible)?

Robert Alderson - Kirkland’s, Inc. — President and CEO

You know I think it would be best to talk about it at this point as sort of being very similar to last. I think sort of flattish or closer to flat on the sales line, but I anticipate more margin improvement in the second quarter and beyond. It is going to happen in different ways over the course of the year and I think we just have to adjust to the conditions as we find them.

Neely Tamminga - Piper Jaffray — Analyst

I hear what you are saying about freight and, obviously, that’s a pressure for everyone right now. I’m just wondering are we talking like 10sies, 20sies, in terms of the impact on the margin or is this like you are preparing us for the 100 to 200 basis points [mix shift]?

Robert Alderson - Kirkland’s, Inc. — President and CEO

It’s a little difficult to tell right now. We are in negotiation on our contract for containers. And that — they are just going to cost more to ship container from China to Long Beach.

Neely Tamminga - Piper Jaffray — Analyst

Are they adding store charges? Is that really the case?

Robert Alderson - Kirkland’s, Inc. — President and CEO

Pardon?

Neely Tamminga - Piper Jaffray — Analyst

Are they adding surcharges? Is that where the increase costs are coming from?

Robert Alderson - Kirkland’s, Inc. — President and CEO

Yes, that’s the primary piece of the increase and it’s no longer — it is very difficult now to lock prices on the steamship for the containers because of variable surcharges that are starting to get into place. And we all — you see the diesel prices every time you drive by the gasoline stations today and there are a lot of people who have hedged their fuel but, at some point, all those price increases are going to work their way through the system.

I think it is just really difficult to tell right now what the annualized effect of all of this is. We will talk to you again, I guess — what? August, Mike, something like that?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

Late August.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Late August and I think we will have some visibility about that at the time. Maybe we could add to that discussion then as it relates to Kirkland’s, and I think there will be a lot of industry information that will be out there by then.

Neely Tamminga - Piper Jaffray — Analyst

Just a couple more follow-up questions. I guess a housekeeping question first and then I will get to the philosophical question. The housekeeping question being, you said the mall stores are actually performing quite well from a comp basis. Is this simply just the math of removing the laggards of closing mall-based stores or are you seeing this only door for door type basis?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

I think that it’s a little bit of easier comparisons for the group that we had in the comp base in the first quarter and a removal of a lot of the underperformers. I think those are the major factors.

Robert Alderson - Kirkland’s, Inc. — President and CEO

I agree with that. But I would say that it’s encouraging to see traffic and conversion and other metrics (inaudible) transaction to be up there also. So the mall story is one that I think is surprising, a little bit surprising that it has been as strong as it has been. And we will see how that plays out over the course of the year.

There may be some transportation effect. Some people have begun to opine that there’s a transportation effect that will actually benefit malls as we go through the balance of the year as the shopper reacts to seeing more and doing more in a single location. And we will see how that plays out. I don’t know that there is anything definable yet.

Neely Tamminga - Piper Jaffray — Analyst

I guess that’s a good bridge into the philosophical question here, Robert, is do you think the improvement in conversion is much more specific to just simply having the right merchandise? Or is it having the right merchandise plus just simply better in-store execution?

Robert Alderson - Kirkland’s, Inc. — President and CEO

I think it is some of all of that. At the end of the day, if you don’t have the right product, you can’t make a sale. It doesn’t matter how good your official presentation looks or how well your staff works with the customer. You just have to have the product and you also have to have it priced right.

What I would say the difference between this year and last year is that we are much better priced in terms of the things that we have in the store more realistically priced at what it should sell for. And we have the margin spreads and doing that, we’ve bought it better.

I think the other thing we have done is we have called it out to the customer better. We’ve really returned to a much more of a treasure hunt within the stores. We are very much item-focused about everything. We are not buying a single thing if we don’t think it will stand on its own and all of the promotional things that we are doing in the store, we bought for those.

We are flipping a store literally every two weeks in terms of the big ideas that we want to sell to the customers. So they are seeing new windows, new front of the store, new promotions, new collateral, different callouts on ideas that we think would be important to them.

I think we have also within our entire merchandise group done a much better job of planning the merchandise mix and executing it. There’s been I believe a real focus on quality as well as newness. And we have re-established with a lot of vendors that were very successful with us in prior years that had drifted away, and they have been delivering some great new ideas and all of those things are important to a decision, whether you buy or not, especially in a time when the consumer doesn’t always have a lot of extra money if it’s going in their gasoline tank.

Neely Tamminga - Piper Jaffray — Analyst

Absolutely. Congratulations, guys, and keep up the good work, okay?

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thank you very much. We appreciate your support.

Operator

Brad Leonard with BML Capital Management.

Brad Leonard - BML Capital Management — Analyst

Robert, Mike, nice job on the quarter.

I just was cutting out when you guys were talking about the trends in May on the comp trends. Did you say they were similar to last quarter or — ? I just missed a lot of that.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Similar to last quarter.

Brad Leonard - BML Capital Management — Analyst

Okay. Appreciate it. Thanks. That’s all I have.

Operator

[Mal Griswold] with [JRS Investments].

Ronnie Scott - JRS Investments — Analyst

This is [Ronnie Scott] with Mal here at JRS. First of all yes, congratulations on a great quarter.

Just a couple of things here if you would comment on, first of all, there was a filing made somebody down in your neck of the woods down around Jackson, I think. Did they accumulate or make a filing, as owning more than 5% of your stock. Could you comment on that? Do you know them or —?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

That’s BML Capital Management, they are not in Jackson. We filed that a few weeks ago and — .

Ronnie Scott - JRS Investments — Analyst

BML — ?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

I don’t really have any — I mean it’s just a filing that’s required.

Ronnie Scott - JRS Investments — Analyst

Okay. BML, do you know what that stands for or —?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

I don’t. I’m not — I don’t know.

Ronnie Scott - JRS Investments — Analyst

All right. I was just wondering if you could comment on this whole thing going on with the housing and I know you mentioned earlier if obviously things improved and that will be good for Kirkland’s. But is there some kind of thing working here that maybe you are benefiting through some relocations and people having to move from owning to renting and fixing up their places? With all the things that are happening with these foreclosures and people moving from owning to renting and so forth?

Robert Alderson - Kirkland’s, Inc. — President and CEO

No, Ronnie. I really don’t think so. I think you look for silver linings and opportunities at all times. But I think we are much better served by a stable to robust housing market, where you’ve got a lot of new construction and where you also have people moving into and fixing up older homes. And so — I would also say this, in the last — say the period 2005, 6 and into 7, I think we had a lot less gift merchandise in our store and we had walked away from a lot of the impulse fundings that we do and I talked about this a bit on the call last time.

We are not, I don’t believe we are quite as dependent on selling pure home decor as we were the last three years. That doesn’t mean that that’s not still a huge part of our business and it’s not very important. But we try to adjust with the times and with what the customer tells us they’re interested in.

And so if you are in our store today, you might see some things that would surprise you a bit and — for example, I will give you a specific example. During the week before and the week of Mother’s Day, our store both in the store set and in the offering was very heavily oriented toward gift stuff. And we hit it just exactly right in terms of what we offered and how we timed it and the amounts and we had a terrific week. That was a big lead off for second quarter which is good.

You have to make some of those decisions and get them right during the course of the year to have a good year. And I think that’s what the sort of thing that we are doing now much more than we have in the past. So rather have a big, rather have a booming market or at least a stable and nicely progressing market as opposed to having the one that we have right now.

Ronnie Scott - JRS Investments — Analyst

Yes. Speaking of your stores, I was in your store in Augusta back in April and it was pretty busy in there and just went in and browsed around and looked around and it was a very good experience.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thanks.

Ronnie Scott - JRS Investments — Analyst

Okay, the headquarters business building is under option, so is this — obviously you got a price. Will that result in a gain if it closes or how much or can you comment on that?

Robert Alderson - Kirkland’s, Inc. — President and CEO

I had rather not comment on it until we actually have a transaction. We have an option. That’s different than it was the last time we talked to you. We felt that we needed to tell you that because we had announced we were disposing of a couple of major assets that the Company had.

That’s the only piece of real estate that we own. And when and if it’s disposed of, we will tell you all about it.

Ronnie Scott - JRS Investments — Analyst

So, that was my other question. That is the only piece of real estate you own, everything else is leased up.

Last call, you had talked about you had about — I think the number was around 90 stores that you were looking hard at, that the leases ran out, that you could close in ‘08 if you so chose. And I think you mentioned earlier you got about 25 more that you are looking at to — maybe you close later on in the year. Is that — can you talk a little bit about that?

Robert Alderson - Kirkland’s, Inc. — President and CEO

I think that is the plan right now as we look at the opportunities that we have, we’ve already closed a few as we mentioned and we will close about 25 more or so. But we’ll evaluate every one of those.

You know stores, the viability of a store at the end of the day is certainly about location and co-tenancy and a lot of things. But it is also about the content that you sell and how much customer appreciation that you are able to generate for that content. So the better your content is and the better you operate it, the better store it is and I’ve said before on these calls that Kirkland’s has not had a real estate problem over the last three years. It has had a merchandising problem.

And when you address that, then some of these stores are going to look better because they are going to perform better. And so we are trying to be very, very careful and as Mike, I think, very clearly said the evaluation of whether or not we keep a store or not will be of course whether or not we can continue with that landlord or we have the right to. And we can make a deal and whether or not it makes sense to do it financially.

Operator

(OPERATOR INSTRUCTIONS). [Ellen White] with [Brice Goebbler].

Ellen White - Brice Goebbler — Analyst

Good morning. I am wondering if you could tell me a little bit about the lease renegotiation part of your real estate business? What percentage of your current store base would that pertain to? And how do you feel about those kind of negotiations right now?

Robert Alderson - Kirkland’s, Inc. — President and CEO

I think we said we had roughly 90 opportunities between now and midyear 2009 to exit. And that would be by either lease expiration or a kick out or a co-tenancy event or some other event that would give us a right to exit the lease.

90 stores on a 325 store base is 25, 27% of the store base. That is pretty drastic and I think you would only do that if you were going to close all of those. It would be a signal there’s a lot wrong and with an improved merchandising capability, we don’t think we’ll have to do it.

The negotiation itself really depends on the strength of the property and the landlord involved and what sort of historical deal base that you are working from. Most of the renegotiations that we do are short term, ranging from a year to three years, and they typically involve a move to percentage rent and some ability to shorten even that term of the lease on the part of either the landlord or the tenant if there is a change in circumstances.

So what we’re trying to do is preserve a location that cash flows, where we can improve the four wall contribution of that store and if we can do that then we will do it if it makes sense for us in the long-term. So it’s a really — you know, we agonize over these. There is a lot that goes into this and our store and financial and real estate teams really dig in hard and all we can really do at this time is sort of tell you the results because I think that is what is important.

Mike Madden - Kirkland’s, Inc. — SVP and CFO

Ellen, yes, it’s truly a case-by-case and in some cases what we are looking to do is relocate that store. Because a lot of these that Robert mentioned are mall stores that we’ve had for quite a while and it is probably time for a refresh or, in the current strategy, looking outside the mall for a dominant center that we can do better business in and make more money. So in a lot of cases that is what we are looking to do.

Ellen White - Brice Goebbler — Analyst

Are you — let me ask another question about this. Do you think that the landlords, given the current environment, is it getting to be an easier negotiation in any way for you guys?

Robert Alderson - Kirkland’s, Inc. — President and CEO

Well, if they have vacancy, significant vacancy, it’s a reasonably easy negotiation, I guess. It depends on how you compare it. I’m not trying to avoid answering you in any way, but it truly is case-by-case and sometimes it depends on the landlord. There are landlords that — I won’t mention any names, but there are landlord’s that are just difficult and they would be difficult if the whole mall was empty. And there are some that are very reasonable and very realistic and, simply, you are trying to maximize the return of their funds from operations so that their REIT can be very successful. And it depends whether they are owned by a family or whether they are REIT sometimes, too.

Ellen White - Brice Goebbler — Analyst

Okay. Next question, comps. What kind of comp do you all need to leverage your business?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

I would say in the normal scenario we need three comps or so. But this year we are going to be seeing the benefit of the expense reductions we’ve had and some other cost reductions that we made in late ‘07 and end of this year in addition to a better margin. So when you are able to get those two things going in the right direction, you don’t need the comp that you normally would need.

But if we get on a more consistent run rate on all the facets of the income statement, I would say 2.5%, 3% comp. Does that — ? (inaudible) answers your question.

Ellen White - Brice Goebbler — Analyst

Yes. Absolutely. That’s great. Thank you, guys, so much.

Operator

We have no further questions. I’d like to turn the call back over to Mr. Alderson for closing remarks. Please go ahead.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thanks, everyone. We appreciate you joining us today and for your interest in the Company and we look forward to talking with you in August. Thanks.

Operator

Thank you, ladies and gentlemen. That does conclude our conference for today. Thank you for your participation and for using ACT. You may now disconnect.